Exhibit 3.1

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

OF

SERIES B PREFERRED STOCK OF

GGP INC.

GGP Inc., a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to Section 151 of the Delaware General Corporation Law (the “DGCL”), the Board of Directors adopted resolutions (i) authorizing a series of the Corporation’s previously authorized preferred stock, par value $0.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Four Hundred Twenty Five Million (425,000,000) shares of Series B Preferred Stock of the Corporation, as follows:

RESOLVED, that the Corporation is hereby authorized to issue up to Four Hundred Twenty Five Million (425,000,000) shares of Series B Preferred Stock, par value $0.01 per share, which shall have the following powers, designations, preferences and other special rights (in addition to those otherwise set forth in the Corporation’s Certificate of Incorporation):

1.    Definitions. The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Certificate of Designations.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Class B Liquidation Amount” shall have the meaning as provided in Section 5 of this Certificate of Designations.

“Class B Stock” shall have the meaning as provided in Section 2 of this Certificate of Designations.

“Close of Business” shall mean 5:00 p.m., New York City time.

“Commission” shall mean the United States Securities and Exchange Commission.

“Common Stock” shall have the meaning as provided in Section 4 of this Certificate of Designations.

“GGP OP” shall mean GGP Operating Partnership, LP, a Delaware limited partnership, and shall be deemed to refer to all successors thereto, including, without limitation, by operation of law.

“Liquidation Event” shall have the meaning as provided in Section 7 of this Certificate of Designations.

“National Securities Exchange” shall mean an exchange registered with the Commission under Section 6(a) of the Exchange Act, any other domestic exchange, whether or not so registered, or the Toronto Stock Exchange.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Class B Stock have the right to receive any cash, securities, assets or other property, the date fixed for determination of holders of Class B Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).

“Series A Preferred Stock” shall mean the 6.375% Series A Cumulative Redeemable Preferred Stock of the Corporation.

“Trading Day” shall mean a day on which trading in the Common Stock generally occurs on a National Securities Exchange or, if the Common Stock is not then listed on a National Securities Exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” means a “Business Day.”

2.     Designation and Number. The Corporation shall be authorized to issue shares of a series of Preferred Stock designated as “Series B Preferred Stock” (the “Class B Stock”), which shall consist of Four Hundred Twenty Five Million (425,000,000) shares.

3.    Status of Acquired Shares. All shares of Class B Stock redeemed, purchased, exchanged, or otherwise acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock, par value $0.01 per share, of the Corporation.

4.    Ranking. The Class B Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) senior to the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) and any other class or series of capital stock established by the Corporation in the future, the terms of which specifically provide that such series ranks junior to the Class B Stock as to the payment of dividends and distribution of assets upon the Corporation’s liquidation, dissolution or winding up, (ii) on parity with any series of capital stock that the Corporation may establish in the future the terms of which specifically provide that such series ranks on parity with the Class B Stock with respect to the payment of dividends and distributions of assets upon the Corporation’s liquidation, dissolution or winding up, and (iii) junior to the Series A Preferred Stock and any other series of preferred stock established by the Corporation in the future, the terms of which specifically provide that such series ranks senior to the Class B Stock as to the payment of dividends and distribution of assets upon the Corporation’s liquidation, dissolution or winding up (which establishment shall be subject to Section 9 below).

5.     Dividends. Holders of the then outstanding shares of Class B Stock, subject to the provisions of Section 10 hereof and the prior rights as to dividends of holders of Series A Preferred Stock, shall be entitled to receive cumulative cash dividends (whether or not declared), out of any assets of the Corporation legally available therefor, at the rate of 10.0% per year of the liquidation amount (the “Class B Liquidation Amount”) per share, with such Class B Liquidation Amount per share equal to the last closing price of a share of Common Stock on the New York Stock Exchange on the Trading Day immediately preceding the date that this Certificate of Designations is filed with the Secretary of State of the State of Delaware, which cumulative cash dividends shall begin to accrue on the date that the applicable shares of Class B Stock are issued. Dividends upon the shares of Class B Stock shall only be paid when, as and if declared by the Board of Directors. Dividends on the Class B Stock shall be cumulative and shall be payable (when, as and if declared by the Board of Directors) quarterly in arrears on a date determined by the Board of Directors; provided, however, that the first payment date (when, as and if declared by the Board of Directors) with respect to dividends on the Class B Stock shall be on the date that is the later of (i) January 15, 2019 and (ii) the date on which the Charter Amendment (as defined below) is filed with and accepted by the Secretary of State of Delaware as contemplated by the Merger

Agreement. Notwithstanding anything herein to the contrary, at the discretion of the Board of Directors, dividends on the Class B Stock may be paid by an in-kind distribution of additional shares of Class B Stock, with a liquidation preference equal to the Class B Liquidation Amount. The Corporation shall pay dividends on the Class B Stock to holders of record as they appear in the stock records at the Close of Business on the applicable Record Date. The record and payment dates for dividends on shares of Class B Stock shall be such dates that the Board of Directors shall designate for the payment of such dividends. Notwithstanding anything to the contrary set forth herein, and except for distributions to the holders of shares of the Class B Stock in shares of Class B Stock and as set forth in Section 10 below, the holders of shares of the Class B Stock, as a separate class, shall not be entitled to receive dividends, redemptions or other distributions (payable in cash, assets, property or Capital Stock of the Corporation or otherwise), and no dividends or distributions on the Class B Stock shall be declared or paid or set apart for payment, and no other transfer or distribution of cash, assets or other property may be declared or made, directly or indirectly, on or with respect to, any shares of Class B Stock for any period, nor shall any shares of Class B Stock be redeemed, purchased or otherwise acquired for any consideration (payable in cash, assets, property or Capital Stock of the Corporation or otherwise), nor shall any funds be paid or made available for a sinking fund for the redemption of such shares of Class B Stock, and no other transfer or distribution of cash, assets or other property may be made, directly or indirectly, on or with respect to any shares of Class B Stock by the Corporation, unless and until the Corporation has paid, with respect to each outstanding share of Series A Preferred Stock, the aggregate amount of any dividend or other distribution due upon such share of Series A Preferred Stock in the then current dividend period and for any prior dividend periods beginning on the date of issuance of such share of Series A Preferred Stock. The Corporation shall not declare dividends, redemptions or other distributions on the Class B Stock, or pay or set apart for payment of dividends, redemptions or other distributions on the Class B Stock, if the terms of any of the agreements of the Corporation, including any agreement relating to the indebtedness of the Corporation, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends, redemptions or other distributions on the Class B Stock shall be declared by the Board of Directors or paid or set apart for payment if such declaration or payment is restricted or prohibited by law. Dividends on the Class B Stock shall accrue and accumulate, however, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of dividends and whether or not such dividends are declared by the Board of Directors. When full cumulative dividends are not paid (or the Corporation does not set apart a sum sufficient to pay in full cumulative dividends for all past dividend periods and the current dividend period) upon the Class B Stock and the shares of any other class or series of stock of the Corporation ranking on parity as to dividend rights with the Class B Stock, all dividends declared upon the Class B Stock and any other class or series of stock ranking on parity as to dividend rights with the Class B Stock, shall be declared pro rata, so that the ratio of the amount of dividends declared per share of the Class B Stock bearing to that of such other class or series of stock of the Corporation, will in all cases be the same as the ratio of the accumulated dividends per share of the Class B Stock bearing to that of such other class or series of stock (which will not include any accrual or accumulation in respect of unpaid dividends for prior dividend periods if such other class or series of stock does not have a cumulative dividend). No interest shall be payable in respect of any dividend payment on the Class B Stock that may be in arrears. Holders of shares of the Class B Stock shall not be entitled to any dividend or other distribution, whether payable in cash, assets, property, or Capital Stock of the Corporation or otherwise, in each case, if such dividend or distribution would be in excess of the full cumulative dividends on the Class B Stock to which they are entitled. Any dividend payment made on shares of the Class B Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable. For the avoidance of doubt, shares of Class B Stock will not be entitled to receive the Pre-Closing Dividend (as defined in the Merger Agreement).

6.    Voting.

(a)     Class B Stock. Except as expressly provided herein (including without limitation the last sentence of paragraph (c) of this Section 6), each holder of shares of Class B Stock will be entitled to one (1) vote for each share thereof held at the Record Date for the determination of the stockholders entitled to vote on any matter.

(b)     General. Except as otherwise expressly provided herein or as required by law, the holders of Class B Stock will vote together with the holders of the Common Stock and not as separate classes. Notwithstanding the foregoing and except as set forth in Section 11, the Corporation may not (whether by merger, consolidation or otherwise), without the affirmative vote of holders of at least two-thirds of the outstanding shares of Class B Stock, voting separately as a class, amend, alter or repeal the provisions of this Certificate of Designations so as to materially and adversely affect any right, preference, privilege or voting power of the Class B Stock. Holders of shares of Class B Stock may not vote, whether voting as a single or separate class, to increase the voting power of the Class B Stock, but may, without the vote of holders of the Common Stock, vote to reduce the voting power of the Class B Stock.

(c)     Authorized Shares. The number of authorized shares of Class B Stock may not be increased or decreased except by the affirmative vote of the holders of a majority of the outstanding shares of Class B Stock, voting separately as a class. Notwithstanding the foregoing, in no event shall the authorized number of shares of Class B Stock be less than the number of the then outstanding shares of such Class B Stock.

(d)     Election of Directors. Subject to any rights of the holders of any other series of Preferred Stock to elect directors under specified circumstances, the holders of the outstanding shares of Common Stock and Class B Stock, voting together as a single class, shall be entitled to elect all directors of the Corporation.

7.     Liquidation Rights. Upon any liquidation, dissolution, or winding up of the Corporation or GGP OP, whether voluntary or involuntary (a “Liquidation Event”), subject to the prior rights of holders of all other classes and series of capital stock at the time outstanding having prior rights upon liquidation, before any distribution or payment shall be made to the holders of capital stock ranking junior to the Class B Stock, the holders of Class B Stock shall be entitled to be paid out of the remaining assets of the Corporation legally available for distribution for each share of Class B Stock then held by them, an amount per share of Class B Stock equal to the Class B Liquidation Amount plus all accrued and unpaid dividends on such Class B Stock. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Class B Stock of the liquidation preference set forth in this Section 7, then such assets (or consideration) shall be distributed among the holders of Class B Stock and any capital stock ranking on parity with the Class B Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive under this Section 7. For the avoidance of doubt, the Charter Amendment (described below) and the transactions contemplated by the Merger Agreement (described below) shall, in each case, not be deemed a Liquidation Event.

8.     No Maturity, Sinking Fund or Mandatory Redemption. The Class B Stock does not have a maturity date, and the Corporation shall not be required to redeem the Class B Stock at any time. The Class B Stock shall not be subject to any sinking fund.

9.     No Preemptive Rights. No holders of the Class B Stock shall, as holders of such stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

10.     Automatic Conversion. In the event that the Agreement and Plan of Merger, dated as of March 26, 2018, by and among Brookfield Property Partners L.P., Goldfinch Merger Sub Corp. and the Corporation, as amended from time to time (the “Merger Agreement”), is terminated in accordance with its terms prior to the time at which the amendment and restatement of the Corporation’s Certificate of Incorporation in substantially the form attached to the Merger Agreement as Exhibit A (the “Charter Amendment”) is filed with and accepted by the Secretary of State of the State of Delaware, then each share of Class B Stock shall be automatically, without action by the Corporation or any holder, converted into one fully paid and non-assessable share of Common Stock, without the payment of any accrued and unpaid dividends.

11.     Charter Amendment. Notwithstanding anything in this Certificate of Designations to the contrary, in the event the Charter Amendment is filed with and accepted by the Secretary of State of Delaware as contemplated by the Merger Agreement, then upon such filing and without the need for any consent or approval or vote of any holder of Class B Stock, each share of Class B Stock shall remain outstanding as a share of Class B Stock; provided, however, following such filing and acceptance of the Charter Amendment, the Class B Stock shall thereafter cease to be governed by the terms of this Certificate of Designation and shall instead have solely the rights, powers, preferences and other terms given to the Class B Stock in the Charter Amendment (including with respect to any payment of unpaid dividends that accrued pursuant to the terms of this Certificate of Designations prior to the filing of the Charter Amendment, which shall be deemed to be accrued and unpaid dividends of the Class B Stock subject to the terms of the Charter Amendment for all purposes thereof and, for the avoidance of doubt, shall be subject to any prior rights or preferences of the Class A Stock defined in the Charter Amendment as provided therein) and this Certificate of Designation shall be of no further effect.

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IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate to be signed by a duly authorized officer this 27th day of July, 2018

GGP INC.

By:	/s/ Stacie L. Herron
Name:	Stacie L. Herron
Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to Certificate of Designations]